EXHIBIT 99.1

[Six Flags, Inc. logo]                                                    NEWS
--------------------------------------------------------------------------------

FOR:         SIX FLAGS, INC.
CONTACT:     James F. Dannhauser, Chief Financial Officer
             122 East 42nd Street
             New York, NY 10168
             (212) 599-4693

             Joele Frank, Wilkinson Brimmer Katcher
             Dan Katcher / Jeremy Jacobs
             (212) 355-4449


                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

             SIX FLAGS REPORTS NINE MONTHS AND THIRD QUARTER RESULTS

    STRONG, BROAD-BASED PERFORMANCE DEMONSTRATES SUCCESSFUL IMPLEMENTATION OF
     INVESTMENT PROGRAM, GUEST SERVICE INITIATIVES, AND ADVERTISING CAMPAIGN

   COMPANY AFFIRMS FULL YEAR OUTLOOK AND EXPECTS SIMILAR EBITDA GROWTH IN 2006
                      COMMENTS ON PROGRESS IN SALE PROCESS

                                   - - - - - -

           NEW YORK, November 7, 2005 - Six Flags, Inc. (the "Company") (NYSE:
PKS) announced today its results of operations for the nine months and quarter ended September 30, 2005.

           Kieran E. Burke, Chairman and Chief Executive Officer, stated "We have now concluded our operating season at all of our parks, with the exception of weekend and holiday operations in three markets. We have achieved strong, broad-based performance of our parks this quarter and for the year to date period, as well as the solid results that we enjoyed in our October operations. These impressive results reflect the successful implementation of our investment program, our ongoing guest service initiatives, and year two of our new advertising campaign. We are confident, given the breadth of this improvement, that we have set the stage for continued growth in the future through the continued application of our operating plan."

                                    --more--

           The results of operations reflect the reclassification as discontinued operations for all periods presented of the operations, assets and liabilities of Six Flags AstroWorld in Houston, which was permanently closed at the end of the 2005 season. Prior period results have been reclassified to classify AstroWorld as discontinued operations, in order to provide meaningful year over year comparisons.

NINE MONTH RESULTS

           For the first nine months of 2005, revenues were $977.9 million, compared to $893.2 million for the comparable period of 2004, an increase of $84.7 million, or 9.5%. Attendance for the period increased 1.6 million, or 5.6%, while total revenue per capita increased by 3.6% to $32.49.

           Operating costs and expenses, including depreciation, amortization and non-cash compensation, were $735.4 million in the 2005 nine-month period, as compared to $693.2 million in the prior-year period. Excluding depreciation, amortization and non-cash compensation, cash operating costs and expenses were $626.1 million in 2005 and $587.8 million in 2004, an increase of 6.5%, primarily reflecting increased cost of goods sold as a result of significantly higher sales volumes, as well as planned increases in operating expenses to enhance the guest experience at the Company's parks.

           EBITDA (Modified) was $351.8 million in the 2005 period as compared to $305.3 million in the 2004 period. Adjusted EBITDA for the 2005 period was $304.1 million compared to $259.5 million in 2004. (1)

           Income from continuing operations was $27.9 million in the first nine months of 2005 as compared to a loss from continuing operations of $(67.7) million in the 2004 period. Net income was $28.1 million in the 2005 period, as compared to a loss of $355.3 million in the 2004 period. Net income applicable to common stock was $11.6 million, as compared to a loss of $371.8 million in the 2004 period. The loss in the 2004 period reflects the effect of a loss from discontinued operations of $287.6 million arising out of the sales of our Cleveland and European parks, the impact of a non-cash impairment loss of $14.4 million associated with the Company's investment in the Madrid park we managed prior to November 2004 and related assets and a loss on early repurchase of debt of $31.9 million. The 2005 period reflects the effect of a loss on early

                                    --more--

-------------------
(1) See note 3 to the following table for a discussion of EBITDA (Modified) and Adjusted EBITDA, and for a reconciliation of these amounts to net income
     (loss).

repurchase of debt of $19.3 million. The 2004 loss also reflects the impact of a valuation allowance of $39.2 million recorded in the 2004 period with respect to the Company's domestic deferred tax asset, which had the effect of increasing book tax expense for the period by the amount of the allowance. Because we generated taxable income in the 2005 period, we were able to reverse a portion of the tax allowance that had been established in 2004, resulting in a lower tax expense for the 2005 period. Had that reversal not occurred, the income tax expense for 2005 would have been $9.9 million. (2)


THREE MONTH RESULTS

           Revenues for the 2005 third quarter were $559.0 million, compared to $509.0 million for the comparable quarter of 2004, an increase of $50.0 million, or 9.8%. The 2005 performance reflects an increase in attendance of 659,200, or 4.0% and an increase in per capita revenues of 5.5%.

           Operating costs and expenses, including depreciation, amortization and non-cash compensation, were $293.0 million in the 2005 quarter and $272.1 million in the year ago period. Excluding depreciation, amortization and non-cash compensation, cash operating costs and expenses were $255.4 million in the third quarter of 2005, as compared to $236.5 million in the prior-year quarter, an increase of 8.0%.

           EBITDA (Modified) was $303.6 million in the third quarter of 2005 compared to $272.5 million in the 2004 quarter. Adjusted EBITDA for the third quarter of 2005 was $277.3 million compared to $245.3 million in the third quarter of 2004.

           Income from continuing operations before tax was $194.6 million in the third quarter of 2005 as compared to $151.1 million in the 2004 period. Net income for the quarter was $195.7 million, or $1.29 per diluted share. Net income for the 2004 quarter was $56.4 million, or $0.53 per diluted share. Earnings per share in the 2005 quarter reflects the dilutive effect for the quarter of the Company's 4.5% Convertible Notes Due 2015 issued in November 2004 and the Company's convertible preferred stock. Earnings per share for the 2004 period reflects the dilutive effect of Company's convertible preferred stock. The 2005 net income and earnings per share reflect the benefit of the reversal of the tax valuation allowance which reduced tax expense for the period by $70.0 million. In addition, the 2004 period reflects the impact of the Madrid impairment and the $39.2 million tax valuation allowance discussed above. (2)

                                    --more--

------------------
(2)  See note 2 to the following table.

OUTLOOK

           Kieran Burke said, "Given our strong nine-month performance and our solid October results, we are confident that we will achieve Adjusted EBITDA for the full year of at least $300 million, including the performance of AstroWorld, representing at least 16% year over year growth. We expect to have full year revenue growth at virtually every park, underscoring the strength of our performance and the soundness of our operating plan.

           Next year, we will be introducing several exciting new rides and attractions as part of a $125 million capital program that will see thrill and family additions to a number of parks. These additions will include four great new coasters - one each in New Jersey, Montreal, Atlanta and Los Angeles, including our blockbuster Tatsu coaster in Los Angeles and the GOLIATH hypercoaster in Atlanta. We will also debut several family-oriented rides and children's sections in other parks. In addition, we are on track with our plans to open the Six Flags Great Escape Lodge & Indoor Waterpark this winter, which we will manage and in which we will have a 41% ownership interest. This capital program is fully committed, is under construction and will be ready for the 2006 season. These new attractions will build upon the momentum of this season, and, as we continue our focus on excellent guest experience at our parks and solid marketing, should position us to continue our strong performance into 2006. As a result, we anticipate achieving $340 million in Adjusted EBITDA in 2006, with attendance growth of approximately 3.5-4% and revenue growth of approximately 6.5-7%."

           As previously announced, the AstroWorld theme park in Houston has been permanently closed as of the end of the 2005 season, and the Company has engaged Cushman & Wakefield to market the 104-acre site to the real estate development community. The Company expects that a sale will yield significant proceeds given the property's size and location within a revitalized and dynamic area of the city and its proximity to so many of Houston's civic, healthcare and business enterprises. Proceeds from the sale will be used for debt reduction and, subject to bank lender consent, general corporate purposes.

                                    --more--

SALE PROCESS UPDATE

           Kieran Burke also said "as previously announced, the Board initiated a sale process for the Company that it believes is the best way to deliver full and fair value to all Six Flags stockholders at this time, particularly in light of the Company's strong 2005 broad-based performance. We are pleased with the progress of the sale process. We have received initial bids from a number of capable prospective financial and strategic buyers. We are targeting early December to receive final bids. We remain confident that, unless the sale process is disrupted, we will end up with an attractive transaction that we will be recommending to stockholders before the end of December."

           The Company will hold a teleconference at 10:00 a.m. EST on Tuesday, November 8, 2005 for interested investors, analysts and portfolio managers. Listeners in the U.S. and Canada should dial 877-375-2162 at least 10 minutes prior to the start of the conference. Listeners outside the U.S. or Canada should dial 973-582-2734. The conference ID number is 6663183. A playback of the call will be available one hour after the conclusion of the live call, extending until midnight on November 15, 2005. To directly access the replay, dial 877-519-4471 (U.S./Canadian listeners) or 973-341-3080 (international listeners).

           The teleconference will also be broadcast live as a listen-only Web cast on www.sixflags.com and www.fulldisclosure.com. The Web cast will be archived for one year.

           Six Flags, Inc. is the world's largest regional theme park company.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including factors impacting attendance, such as local conditions, events, disturbances and terrorist activities, risks of accidents occurring at the Company's parks, adverse weather conditions, general economic conditions (including consumer spending patterns and interest rate levels), competition, pending, threatened or future legal proceedings and other factors could cause actual results to differ materially from the Company's expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Business - Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, which is available free of charge on the Company's website (www.sixflags.com).

           This release and prior releases are available on the Company's website at www.sixflags.com.

                               (Tables to follow)

                                 SIX FLAGS, INC.
                        STATEMENT OF OPERATIONS DATA (1)
                 THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2005
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                    THREE MONTHS ENDED                 NINE MONTHS ENDED
STATEMENT OF OPERATIONS DATA                                          SEPTEMBER 30,                      SEPTEMBER 30,
                                                             ---------------------------------  ---------------------------------
                                                                   2005               2004           2005               2004
                                                             ---------------  ----------------  ---------------  ----------------
Theme park admissions...................................            305,662           276,074          529,903           480,185
Theme park food, merchandise and other..................            253,307           232,938          447,956           412,976
                                                             ---------------  ----------------  ---------------  ----------------
Total revenue...........................................     $      558,969   $       509,012   $      977,859   $       893,161
Costs and expenses (excluding depreciation,
     amortization and non-cash compensation)............            255,353           236,481          626,074           587,817
Depreciation............................................             37,263            35,088          108,038           103,925
Amortization............................................                222               323              667               976
Non-cash compensation...................................                166               160              620               482
                                                             ---------------  ----------------  ---------------  ----------------
Income from operations..................................            265,965           236,960          242,460           199,961
Interest expense .......................................            (45,962)          (46,668)        (139,670)         (148,453)
Interest income                                                       1,831             1,873            5,019             2,635
Minority interest in earnings...........................            (25,060)          (25,814)         (44,028)          (41,696)
Early repurchase of debt................................                 -               (490)         (19,303)          (31,862)
Other expense...........................................             (2,188)          (14,803)         (12,932)          (19,354)
                                                             ---------------  ----------------  ---------------  ----------------
Income (loss) from continuing operations
     before income taxes................................            194,586           151,058           31,546           (38,769)
Income tax expense......................................                368            98,673            3,671            28,916
                                                             ---------------  ----------------  ---------------  ----------------
Income (loss) from continuing operations................            194,218            52,385           27,875           (67,685)
Discontinued operations, net of tax expense of $902
     (three months) and $120 (nine months) in 2005
     and $2,442 (three months) and tax benefit of
     ($57,406) (nine months) in 2004....................              1,470             3,982              195          (287,593)
                                                             ---------------  ----------------  ---------------  ----------------
Net income (loss).......................................     $      195,688   $        56,367   $       28,070   $      (355,278)
                                                             ===============  ================  ===============  ================
Net income (loss) applicable to common stock............     $      190,195   $        50,874   $       11,592   $      (371,756)
                                                             ===============  ================  ===============  ================
Per share - basic:
     Income (loss) from continuing operations
      operations........................................     $         2.03   $          0.50   $         0.12   $         (0.90)
     Discontinued operations, net of tax................               0.01              0.05                -             (3.10)
                                                             ---------------  ----------------  ---------------  ----------------
     Net income (loss)..................................     $         2.04   $          0.55   $         0.12   $         (4.00)
                                                             ===============  ================  ===============  ================
Per share -  diluted:
     Income (loss) from continuing operations...........     $         1.28   $          0.49   $         0.12   $         (0.90)
     Discontinued operations, net of tax................               0.01              0.04                -             (3.10)
                                                             ---------------  ----------------  ---------------  ----------------
     Net income (loss)..................................     $         1.29   $          0.53   $         0.12   $         (4.00)
                                                             ===============  ================  ===============  ================
OTHER DATA:
Income (loss) from continuing operations before
     impairment charge, effect of valuation
     allowance, valuation allowance reversal and loss
     on early repurchase of debt (2)....................     $      124,199   $       106,298   $       24,498   $       (10,800)
Income (loss) from continuing operations per
     share before
     impairment charge, valuation allowance,
     valuation allowance reversal and loss
     on early repurchase of debt(2).....................     $         0.83    $         1.00   $         0.26   $         (0.12)
EBITDA (Modified)(3)....................................     $      303,616    $      272,531   $      351,785   $       305,344
Adjusted EBITDA(3)......................................     $      277,336    $      245,346          304,097           259,535
Average weighted shares outstanding - basic.............             93,107            93,042           93,106            93,034
Average weighted shares outstanding - diluted...........            154,051           106,831           93,106            93,034
Net cash provided by (used in) operating activities.....     $      186,216    $      129,409          211,362           114,659

                                       BALANCE SHEET DATA
                                         (IN THOUSANDS)
                                              # # #


BALANCE SHEET DATA                                                         September 30, 2005           December 31, 2004
                                                                        -------------------------   --------------------------
                                                                              (Unaudited)
Cash and cash equivalents.........................................      $        116,379              $        68,807
Total assets......................................................             3,605,225                    3,642,227
Current portion of long-term debt (excluding debt
     Called for repayment) .......................................                16,018                       24,394
Long-term debt (excluding current portion) .......................             2,131,490                    2,125,121
Mandatorily redeemable preferred stock............................               283,090                      282,245
Total stockholders' equity .......................................               843,231                      826,065

--------------------------
(1) Revenues and expenses of international operations are converted into dollars on a current basis as provided by accounting principles generally accepted in the United States ("GAAP").

(2) The Company's reported results include items of income and expense that the Company believes are typically excluded by securities analysts in their published estimates for the Company's financial results. These excluded items include gains and losses on early repurchases of debt and effects of deferred tax asset valuation allowances. The following tables set forth the calculation of net income (loss) and net income (loss) per common share before giving effect to those excluded items and before discontinued operations and the Madrid impairment charge in the case of the 2004 periods. This measure is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance.

                                                                                            (In thousands)
                                                                --------------------------------------------------------------------
                                                                      THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                                        SEPTEMBER 30,                        SEPTEMBER 30,
                                                                -------------------------------     --------------------------------
                                                                     2005            2004               2005             2004
                                                                --------------  ---------------     ---------------   --------------
                                                                                          (Unaudited)
          Net income (loss) (a)                                $      195,688           56,367      $       11,592         (371,756)

          Discontinued operations, net of tax                          (1,470)          (3,982)               (195)         287,593

          Impairment charge relating to Madrid park                         -           14,363                   -           14,363

          Effect of valuation allowance                                     -           39,246                   -           39,246

          Effect of reversal of valuation allowance                   (70,019)               -              (6,202)               -

          Early repurchase of debt                                          -              490              19,303           31,862

          Income tax benefit from early repurchase of debt                  -             (186)                  -          (12,108)
                                                                --------------  ---------------     ---------------   --------------
          Income (loss) from continuing operations
              before impairment charge, effect
              of valuation allowance, valuation
              allowance reversal and loss on
              early repurchase of debt                         $      124,199          106,298      $       24,498          (10,800)
                                                               ===============  ===============     ===============   ==============

----------------------
(a)  applicable to common stock for nine month periods.

INCOME (LOSS) PER SHARE
-----------------------

                                                                               (In thousands)
                                                     ----------------------------------------------------------------------
                                                           Three Months ended                    Nine Months ended
                                                               September 30,                        September 30,
                                                     ---------------------------------     --------------------------------

                                                           2005               2004               2005              2004
                                                     --------------     --------------     ---------------    -------------
                                                                                   (Unaudited)

          Net income (loss) (a)                      $        1.29                0.53               0.12            (4.00)
          Discontinued operations, net of tax                (0.01)              (0.04)                 -             3.10
          Impairment charge relating to Madrid park              -                0.13                  -             0.15
          Effect of valuation allowance                          -                0.37                  -             0.42
          Effect of reversal of valuation allowance          (0.45)                  -              (0.07)               -
          Early repurchase of debt                               -                0.01               0.21             0.34
          Income tax benefit from early repurchase
            of debt                                              -                   -                  -            (0.13)
                                                     --------------     ---------------    ---------------    -------------
          Income (loss)
            from continuing operations before
            impairment charge, effect of valuation
            allowance, valuation allowance
            reversal and loss on early repurchase
            of debt                                  $        0.83                1.00               0.26             0.12
                                                     ==============     ===============    ===============    =============

(a)  applicable to common stock for nine month periods.


(3) EBITDA (Modified) is defined as net income (loss), before discontinued operations (net of tax), income tax expense (benefit), other expense, early repurchase of debt (formerly extraordinary loss), minority interest in earnings, interest expense (net), amortization, depreciation and non-cash compensation. Adjusted EBITDA is defined as EBITDA (Modified) minus the interest of third parties in EBITDA of the four parks that are less than wholly owned. The Company believes that EBITDA (Modified) and Adjusted EBITDA (collectively, the "EBITDA-Based Measures") provide useful information to investors regarding the Company's operating performance and its capacity to incur and service debt and fund capital expenditures. The Company believes that the EBITDA-Based Measures are used by many investors, equity analysts and rating agencies as a measure of performance. In addition, Adjusted EBITDA is approximately equal to "Consolidated Cash Flow" as defined in the indentures relating to the Company's senior notes. Neither of the EBITDA-Based Measures is defined by GAAP and neither should be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance.

     The following table sets forth a reconciliation of net income (loss) to EBITDA (Modified) and Adjusted EBITDA for the periods shown (in thousands).

                                                                                 (In thousands)
                                                      ----------------------------------------------------------------------
                                                            THREE MONTHS ENDED                    NINE MONTHS ENDED
                                                               SEPTEMBER 30,                         SEPTEMBER 30,
                                                      ---------------------------------     --------------------------------
                                                            2005               2004               2005              2004
                                                      --------------     --------------     ---------------    -------------
                                                                                    (Unaudited)
Net income (loss)                                     $     195,688              56,367     $       28,070         (355,278)
Discontinued operations, inclusive of tax benefit            (1,470)             (3,982)              (195)         287,593
Income tax expense (benefit)                                    368              98,673              3,671           28,916
Other expense                                                 2,188              14,803             12,932           19,354
Early repurchase of debt                                          -                 490             19,303           31,862
Minority interest in earnings                                25,060              25,814             44,028           41,696
Interest expense (net)                                       44,131              44,795            134,651          145,818
Amortization                                                    222                 323                667              976
Depreciation                                                 37,263              35,088            108,038          103,925
Non-cash compensation                                           166                 160                620              482
                                                      --------------     ---------------    ---------------    -------------
EBITDA (Modified)                                           303,616             272,531            351,785          305,344
Third party interest in EBITDA of certain
parks(a)                                                    (26,280)            (27,185)           (47,688)         (45,809)
                                                      --------------     ---------------    ---------------    -------------
Adjusted EBITDA                                       $     277,336             245,346     $      304,097          259,535
                                                      ==============     ===============    ===============    =============

           The Company is not able as of this date to provide a reliable estimate of its income tax expense (benefit) and other income (expense) for the years ending December 31, 2005 and 2006. Therefore, a reliable estimate of its net loss for those years is not available. Accordingly, the following table sets forth a reconciliation of expected income from continuing operations for those years to expected EBITDA (Modified) and expected Adjusted EBITDA for each such year. Since the EBITDA-Based Measures are calculated before income taxes and other expense, the absence of estimates with respect to these items would not affect the expected EBITDA-Based Measures presented. For 2005, expected interest expense (net) is approximately $185,000,000 and expected minority interest in earnings is approximately $39,000,000. For 2006, expected interest expense (net) is approximately $185,000,000 and expected minority interest in earnings is approximately $42,000,000.


                                                                     Year Ending December 31,
                                                           ------------------------------------------------
                                                                     2005                      2006
                                                           -----------------------     --------------------
                                                                             (In thousands)
  Income from operations                                   $              186,300                  227,000
  Non-cash compensation                                                       800                    1,000
  Amortization                                                                900                    1,000
  Depreciation                                                            156,000                  158,000
                                                           -----------------------     --------------------
  EBITDA (Modified)                                                       344,000                  387,000
  Third-party interest in EBITDA of certain parks(a)                      (44,000)                 (47,000)
                                                           -----------------------     --------------------
  Adjusted EBITDA                                          $              300,000                  340,000
                                                           =======================     ====================

(a) Represents interest of third parties in EBITDA of Six Flags Over Georgia, Six Flags Over Texas, Six Flags White Water Atlanta and Six Flags Marine World.